UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2026

SPERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Massachusetts Avenue, 14th Floor
Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 30, 2026, Ankit Mahadevia, MD notified the Board of Directors (the “Board”) of Spero Therapeutics, Inc. (the “Company”) of his intention to resign from the Board, including from his service on the Development Committee of the Board and from all officer and director positions he holds with any and all subsidiaries of the Company, effective as of January 30, 2026. Dr. Mahadevia’s resignation is as a result of his other professional commitments and not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Mahadevia for his years of service since the inception of the Company. The Company and Dr. Mahadevia intend to enter into a consulting agreement, pursuant to which Dr. Mahadevia will be available to provide support to the Company’s management.

Item 8.01	Other Events.

On January 20, 2026, the Company received a letter (the “Letter”) from the U.S. Securities and Exchange Commission (the “SEC”) advising the Company that the SEC has concluded its investigation into the Company and that, based on the information as of the date of the Letter, the SEC does not intend to recommend an enforcement action against the Company at this time. The Letter was provided under the guidelines set out in the final paragraph of Securities Act Release No. 5310. The investigation was previously disclosed by the Company in its periodic reports under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2026	SPERO THERAPEUTICS, INC.

	By:	/s/ Esther Rajavelu
Esther Rajavelu
President & Chief Executive Officer